Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Vital Energy, Inc.’s Registration Statements on Form S-3 (File Nos. 333-257799, 333-260479, 333-263752 and 333-271095) and Form S-8 (File Nos. 333-178828, 333-211610, 333-231593 and 333-256431) of our report dated September 5, 2023, with respect to the consolidated balance sheets of Henry Energy LP and subsidiaries as of December 31, 2022, 2021 and 2020 and the related consolidated statements of operations, changes in partner’s capital, and cash flows for the years ended December 31, 2022, 2021 and 2020, and the related notes to the consolidated financial statements, included in this Current Report on Form 8-K of Vital Energy, Inc.

/s/ Weaver and Tidwell, L.L.P.

Midland, Texas

September 13, 2023